March 29, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the exhibit to item 77k on Form N-SAR dated March 29, 2017, and have the following comments:

1. We agree with the statements made in the second and third paragraph.
2. We have no basis on which to agree or disagree with the statements made in the second and third sentence of the first paragraph. We agree with the statement made in the first sentence of the first paragraph.

Yours Truly,

Deloitte & Touche LLP